Exhibit 99.1

Canterbury Park Holding Corporation to Acquire 100,000 Additional Shares Under Its Stock Buy-Back Plan

SHAKOPEE, Minn.--(BUSINESS WIRE)--August 24, 2012--Canterbury Park Holding Corporation (NASDAQ: CPHC) today announced that its Board of Directors has authorized the repurchase of an additional 100,000 shares of the Company's common stock under a stock buy-back plan it adopted in 2008.

The Company’s stock buy-back plan adopted in 2008 provided for the repurchase of 250,000 shares. To date, under this plan, the Company has repurchased 216,543 shares of its stock at an approximate cost of $1.89 million. At June 30, 2012, the Company had unrestricted cash of $9,490,071 and 4,141,898 shares of common stock outstanding.

Under the Company’s stock buy-back plan, as augmented by authorization for repurchase of an additional 100,000 shares, repurchases of up to 133,457 shares may be made at the discretion of management through open market and privately negotiated transactions from time to time in compliance with Rule 10b-18 of the Securities and Exchange Act of 1934, subject to market conditions, applicable legal requirements and other factors. The stock buy-back plan does not obligate the Company to acquire any particular amount of common stock and does not require that shares are to be acquired within a particular period of time. In addition, the plan may be suspended at any time at the Company's discretion.

Randy Sampson, Canterbury Park's President and CEO, stated, "Our Board is confident about the Company’s future based on a number of factors, including the recently announced Cooperative Marketing Agreement with the Shakopee Mdewakanton Sioux Community that provides for purse supplements and payments to Canterbury totaling approximately $75 million and $8.5 million, respectively, over the ten-year term of the Agreement. The Board believes repurchasing stock at current prevailing market prices is an effective use of the Company's cash and represents an opportunity to enhance long-term shareholder value."

About Canterbury Park:
Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 62-day 2012 live race meet began on May 18th and ends September 3rd. In addition, Canterbury Park’s Card Casino hosts card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:
From time to time, in press releases and in other communications to shareholders or the investing public, the Canterbury Park Holding Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans based on management’s beliefs and assumptions. These forward looking statements are typically preceded by the words such as "believes," "expects," "anticipates," "intends" or similar expressions. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the Securities and Exchange Commission, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223